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FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Ehrlich                         Burtt               R.
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   (Last)                           (First)             (Middle)


    20 Brynwood Lane
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                                    (Street)

    Greenwich                          CT                06831
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Armor Holdings, Inc. (AH)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.   Statement for Month/Day/Year

     November 15, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

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7.   Individual or Joint/Group Filing (Check Applicable Law)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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



                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                       2A.                       Securities Acquired (A) or      Securities     ship
                            2.         Deemed       3.           Disposed of (D)                 Beneficially   Form:     7.
                            Trans-     Execution    Transaction  (Instr. 3 and 4)                Following      Direct    Nature of
                            action     Date, if     Code         ------------------------------- Reported       (D) or    Indirect
1.                          Date       any          (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           (Month/    Month/       ------------                 or              (Instr. 3 and  (I)       Ownership
(Instr. 3)                  Day/Year)  (Day/Year)   Code     V      Amount      (D)    Price     Instr.4)       (Instr.4) (Instr.4)
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
Common Stock, par value     11/15/02                  S              15,000       D   $15.10
  $0.01 per share
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Common Stock, par value     11/15/02                  S              60,000       D   $15.2143    83,300         D
  $0.01 per share
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Common Stock, par value     11/15/02                  S               5,000       D   $15.2143     6,500         I      By trust
  $0.01 per share                                                                                                       f/b/o Son(1)
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Common Stock, par value                                                                            5,000         I      By Son (1)
  $0.01 per share
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Common Stock, par value                                                                              400         I      By Spouse's
  $0.01 per share                                                                                                       IRA (1)
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
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FORM 4 (CONTINUED)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date, if (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (Month/  (Month/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year) Day/Year)Code V   (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Stock      $9.6875                                             (2)      6/09    Common    10,000           10,000      D
options                                                                         Stock
(right to buy)
(3)
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Stock      $13.19                                              (2)    6/15/10   Common    10,000           10,000      D
options                                                                         Stock
(Right to buy)
(3)
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Stock      $14.44                                              (2)    6/19/11   Common    12,500           12,500      D
options                                                                         Stock
(Right to buy)
(3)
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

(1) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of these securities for the pruposes of Section 16 of the Securities Exchange Act of 1934 or otherwise.

(2)  Presently exercisable.

(3)  Granted pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan.


  /s/ Burtt R. Ehrlich                                    November 15, 2002
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      **Signature of Reporting Person                             Date

*     If the Form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).